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                                                                   EXHIBIT 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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
                                                                          Year Ended December 31,
                                                   ------------------------------------------------------------------------
                                                      2001            2000           1999             1998           1997
                                                   ----------      ----------      ----------      ----------      --------

Income before income taxes                            409,114         375,748         340,224         306,691       284,026


Fixed charges:

      Interest expense                              1,018,877       1,167,396         897,932         778,692       707,348
      Estimated interest component
        of net rental payments                              0               0               0               0             0

      Total fixed charges including
        interest on deposits                        1,018,877       1,167,396         897,932         778,692       707,348

      Less: Interest on deposits                      518,168         529,373         452,215         411,492       366,528

      Total fixed charges excluding
        interest on deposits                          500,709         638,023         445,717         367,200       340,820


Income before income taxes and
  fixed charges (including interest
      on deposits)                                 $1,427,991      $1,543,144      $1,238,156      $1,085,383      $991,374

Income before income taxes and
  fixed charges (excluding interest
      on deposits)                                 $  909,823      $1,013,771      $  785,941      $  673,891      $624,846

Preferred stock dividends                               8,350           8,350           8,350           8,350         8,350



Ratio of earnings to fixed charges

      Including Interest on Deposits                      1.4             1.3             1.4             1.4           1.4

      Excluding Interest on Deposits                      1.8             1.6             1.8             1.8           1.8

Ratio of earnings to fixed charges &
   Preferred Stock Dividends

      Including Interest on Deposits                      1.4             1.3             1.4             1.4           1.4

      Excluding Interest on Deposits                      1.8             1.6             1.8             1.8           1.8
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